Exhibit 16.2

June 30, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4.01 of the current report on Form 8-K dated June 30, 2006 of iPhone2, Inc. and are in agreement with the statements contained therein under the heading entitled “Change in Registrant’s Certifying Accountant”.

Very truly yours,

/s/ Sherb & Company, LLP

Sherb & Company, LLP